Exhibit 10.38

December 3, 2007

BroadWebAsia, Inc.

9255 Sunset Blvd.

West Hollywood, CA 90069

Re:   Consent to Secured Junior Debt

Gentlemen:

Reference is made to that certain $750,000 Senior Secured Note (the “Senior Note”), dated September 12, 2007, made by Broad WebAsia, Inc. (“BWA”) in favor of Lakewood Group, LLC (“Lakewood”). The Senior Note and the other Transaction Documents (as defined therein) contain certain prohibitions on BWA’s right to incur additional Indebtedness and create Liens on its assets (as such capitalized terms are defined in the Senior Note), including the restrictive covenants contained in Section 4 of the Senior Note.

It is Lakewood’s understanding that BWA desires to raise $600,000 of junior secured debt (the “Junior Debt”) from Europlay Capital Advisors, LLC and has requested that Lakewood consent to the incurrence of the Junior Debt and waive any provisions of the Transaction Documents which may be deemed to prohibit the incurrence of such Junior Debt.  Accordingly, subject to Lakewood and the holder of the Junior Debt entering into an Intercreditor Agreement, dated concurrently with this consent and waiver, and Lakewood’s approval of the documentation evidencing the Junior Debt (the “Junior Debt Documents”), Lakewood hereby consents, effective upon your acceptance below and payment of $14,000 to Lakewood as a consent fee, to the incurrence of the Junior Debt, including the creation of any Liens in connection therewith evidenced by the Junior Debt Documents.  Notwithstanding the consent evidenced hereby, it is understood and agreed that the Junior Debt shall not be deemed to be “Permitted Subordinated Indebtedness” for purposes of the Senior Note, including for purposes of determining the “Maturity Date” as defined in the Senior Note.

The consent set forth herein is based on the information provided to Lakewood by BWA.  BWA acknowledges and agrees that Lakewood shall retain all rights and remedies it may now have with respect to the Senior Debt and BWA’s obligations under the Transaction Documents.  By the consent granted hereunder, Lakewood does not waive BWA’s obligations to comply with any other of the provisions, covenants and terms of the Transaction Documents, nor shall it constitute a waiver of any future compliance or a waiver or release of any other right Lakewood may have at law or in equity.

Further, you have agreed that the definition of “Maturity Date” as set forth in Senior Note is hereby amended to read in its entirety as follows:

“Maturity Date” means the earlier of (i) March 4, 2008 and (ii) the occurrence of any financing (whether debt or equity) or series of such financings with an aggregate gross proceeds, directly or indirectly, to the Company of in excess of $750,000 (not including the Permitted Subordinated Indebtedness and the proceeds derived from the Transaction Documents).

By your execution, you confirm that, except as set forth above, all other terms and conditions of the Senior Note not modified hereby shall remain in full force and effect.

If you are in agreement with the foregoing, please indicate by signing in the space indicated below.

Lakewood Group, LLC

By:  Centurion Credit Management LP

By: _____________________________

       Name:

       Title:

Accepted and agreed to this ____

Day of December, 2007, by:

BROADWEBASIA, INC.

By:________________________

Its:________________________